EXHIBIT 99.1

[GRAPHIC OMITTED]
            ECHO
Electronic Clearing House, Inc.



FOR IMMEDIATE RELEASE
---------------------


                   ELECTRONIC CLEARING HOUSE (ECHO) ANNOUNCES
                          FIRST QUARTER FY 2005 RESULTS


CAMARILLO,  CALIF., FEBRUARY 10, 2005 - Electronic Clearing House, Inc. (NASDAQ:
ECHO), a leading provider of electronic payment and transaction processing services, today reported financial and operating results for the three months ended December 31, 2004.

FIRST  QUARTER  HIGHLIGHTS:

-    Total  revenue  increased  11.1%  to  $12.8  million
-    Bankcard  and transaction processing revenue increased 4.9% to $9.2 million
-    Check-related  revenue  increased  31.0%  to  $3.6  million
-    ACH  transactions  processed  increased  19.7%  to 8.8 million transactions
- Gross margins from processing and transaction revenue was 35.4% for Q1 2005 as compared to 38.5% for the same period last year
-    Diluted  EPS  of  $0.01  as  compared  to  diluted  EPS of $0.09 in Q1 2004

"While higher than expected legal and regulatory compliance costs constrained our earnings, we are encouraged by several aspects of our performance during the first fiscal quarter of 2005," said Joel M. Barry, Chairman and CEO of Electronic Clearing House, Inc. "Our check business continues to grow at a fast rate, and we have had another major national retail chain transition on to the Visa POS Check program successfully. While the growth of our bankcard business was subdued this quarter, we believe that it will return to its historical growth rates in the near future. As previously announced, operating margins for the Fiscal Year 2005 are expected to be constrained by a number of unusual legal and compliance expenses. However, once these costs start to abate and normalize, we anticipate being in a much better position to generate strong profitability across all of our business segments."

"We are also excited about implementing several new, innovative marketing plans later in this year that have the potential to enhance our top-line performance going forward by marketing our total payments solution directly to targeted merchants. Our Visa POS Check program continued to gain recognition with both major merchants and banks, and we anticipate continued growth in this program as the marketing efforts of participating banks become more widely implemented," continued Mr. Barry.

Revenue for the first quarter of fiscal 2005 was $12,760,000, an increase of 11.1%, as compared to $11,483,000 in the prior year quarter.

Bankcard processing and transaction revenue increased 4.9% from $8,752,000 for the prior year quarter to $9,182,000 in Q1 2005. This increase was primarily due to the organic growth in bankcard processing volume from ECHO's existing and new merchants.

Check-related revenues increased 31.0% to $3,578,000, or 28.0% of total revenue, for the three months ended December 31, 2004, compared with $2,731,000, or 23.8% of total revenue, in the prior-year quarter. This increase was primarily due to the increase in ACH processing revenue, which grew as a result of the continued organic and external growth of our check-related products, as well as strong growth in both the Visa POS Check program and in check verification revenue.

Gross margin from processing and transaction revenue was 35.4% in Q1 2005, down from 36.8% in Q4 2004 and 38.5% in Q1 2004. This decrease was mainly due to higher commissions paid to the Company's independent sales organizations.

Other operating costs such as personnel costs, telephone and depreciation expenses decreased slightly, from $1,340,000, or 11.7% of total revenues, in Q1 2004, to $1,333,000, or 10.4% of total revenues, for the current fiscal quarter.

Research and development expense increased 17.0% from $383,000, or 3.3% of revenues, in the prior year quarter to $448,000, or 3.5% of revenues, in Q1 2005, as the Company continued investing in several major software development projects. Several of these projects are in the final phase of development, and ECHO anticipates that this level of investment will continue throughout the remainder of this fiscal year.

Selling, general and administrative (SG&A) expenses jumped 57.5% to $2,721,000, or 21.3% of revenues, for the current fiscal quarter from $1,728,000, or 15.0% of revenues, in Q1 2004. This significant increase was primarily attributable to: 1) an additional $400,000 of litigation expense arising as a result of an arbitration award granted in January 2005 by the arbitration panel overseeing a dispute with an independent sales organization. ECHO previously accrued $300,000 of litigation expense related to this matter in the fourth fiscal quarter of 2004 based on its good faith estimate at that time; 2) approximately $270,000 in legal expenses primarily related to the dispute with the independent sales organization and the defense of a patent infringement lawsuit; 3) an increase in personnel costs due to cost of living adjustments and an increase in the costs of employee benefits, such as health and worker's compensation insurance; 4) an increase in sales and marketing expenses to implement sales and marketing strategies; and 5) higher professional service expenses and salaries related to ECHO's Sarbanes-Oxley Act Section 404 Compliance efforts.

Operating income decreased to $87,000, or 0.7% of revenue, in Q1 2005, from $656,000, or 5.2% of revenue in the prior quarter, and $1,013,000, or 8.8% of revenue in the same period last year. The decrease was attributable to the increase in selling, general and administrative expenses as previously described.

The Company reported net income of $52,000, or $0.01 per share on a fully diluted basis, in the first quarter of fiscal 2005, as compared to $403,000, or $0.06 per share, in the fourth quarter of fiscal 2004 and $589,000, or $0.09 per share in the first quarter of fiscal 2004.

Mr. Barry commented, "ECHO's balance sheet is very strong, with $7,274,000 in cash and cash equivalents, $7,405,000 in working capital, $583,000 in long-term debt, and $16,423,000 in stockholders' equity as of December 31, 2004."

BUSINESS  OUTLOOK
"As we move into the second quarter of fiscal 2005, we believe the growth in our check services program and continued solid results in our bankcard and transaction processing services will drive double digit revenue growth," Mr. Barry concluded.

CONFERENCE  CALL

The company will host a conference call at 1:30 p.m. Pacific Time (4:30 p.m. Eastern Time) today to discuss first-quarter 2005 results. To participate in the conference call, please dial the following number five to ten minutes prior to the scheduled conference call time: (800) 399-7496. International callers should dial (706) 634-6508. There is no pass code required for this call. This conference call will be broadcast live over the Internet and can be accessed by all interested parties on the Investor Relations section of ECHO's website at www.echo-inc.com.
----------------

ABOUT  ELECTRONIC  CLEARING  HOUSE,  INC.  (ECHO)
ECHO  (www.echo-inc.com)  provides a complete solution to the payment processing
       ----------------
needs of merchants, banks and collection agencies. ECHO's services include debit and credit card processing, check guarantee, check verification, check conversion, check re-presentment, check collection, and inventory tracking.

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995: Any statements set forth above that are not historical facts are forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. Examples of forward-looking statements included in this press release include statements relating to the growth in ECHO's check services program, continued solid results in ECHO's bankcard and transaction processing services, double digit revenue growth, and improvements in gross margins from last year. Potential risks and uncertainties that may cause actual results to differ materially include, but are not limited to, such factors as unanticipated events causing litigation expenses to exceed estimates, additional time and resources required to comply with compliance efforts, fluctuations in demand for the Company's products and services, the introduction of new products and services, the Company's ability to maintain customer and strategic business relationships, technological advancements, impact of competitive products and services and pricing, growth in targeted markets, the adequacy of the Company's liquidity and financial strength to support its growth, and other information detailed from time to time in the Company's filings with the United States Securities and Exchange Commission.


                           - FINANCIAL TABLES FOLLOW -

                                ELECTRONIC CLEARING HOUSE, INC.
                                  CONSOLIDATED BALANCE SHEETS
                                         (UNAUDITED)


                                           ASSETS
                                           ------
                                                                DECEMBER 31,    SEPTEMBER 30,
                                                                    2004            2004
                                                               --------------  ---------------
Current assets:
  Cash and cash equivalents                                    $   7,274,000   $    7,576,000
  Restricted cash                                                  1,260,000        1,024,000
  Settlement deposits                                             15,082,000       18,282,000
  Settlement receivable less allowance of $25,000 and $22,000        841,000          451,000
  Accounts receivable less allowance of $158,000 and $111,000      2,063,000        1,943,000
  Prepaid expenses and other assets                                  542,000          368,000
  Deferred tax asset                                                  70,000          279,000
                                                               --------------  ---------------
    Total current assets                                          27,132,000       29,923,000

Noncurrent assets:
  Property and equipment, net                                      2,250,000        2,293,000
  Software, net                                                    7,385,000        6,844,000
  Other assets, net                                                  356,000          368,000
                                                               --------------  ---------------

    Total assets                                               $  37,123,000   $   39,428,000
                                                               ==============  ===============

                                LIABILITIES AND STOCKHOLDERS' EQUITY
                                ------------------------------------

Current liabilities:
  Short-term borrowings and current portion of long-term debt
    and capital leases                                         $     752,000   $      878,000
  Accounts payable                                                   384,000          305,000
  Settlement payable                                              15,923,000       18,733,000
  Accrued expenses                                                 2,668,000        2,003,000
                                                               --------------  ---------------
    Total current liabilities                                     19,727,000       21,919,000

Noncurrent liabilities:
  Long-term debt and capital leases                                  583,000          704,000
  Deferred tax liability                                             390,000          565,000
                                                               --------------  ---------------
    Total liabilities                                             20,700,000       23,188,000
                                                               --------------  ---------------

Commitments and contingencies

Stockholders' equity:
  Common stock, $.01 par value, 36,000,000 authorized;
  6,488,281 and 6,451,331 shares issued; 6,450,012 and
  6,413,062 shares outstanding, respectively                          65,000           64,000
  Additional paid-in capital                                      24,788,000       24,658,000
  Accumulated deficit                                             (7,964,000)      (8,016,000)
  Less treasury stock at cost, 38,269 common shares                 (466,000)        (466,000)
                                                               --------------  ---------------
    Total stockholders' equity                                    16,423,000       16,240,000
                                                               --------------  ---------------

    Total liabilities and stockholders' equity                 $  37,123,000   $   39,428,000
                                                               ==============  ===============

                         ELECTRONIC CLEARING HOUSE, INC.
                      CONSOLIDATED STATEMENTS OF OPERATIONS
                                   (UNAUDITED)



                                                      THREE MONTHS
                                                    ENDED DECEMBER 31,
                                                --------------------------
                                                    2004          2003
                                                ------------  ------------
REVENUES                                        $12,760,000   $11,483,000
                                                ------------  ------------


COSTS AND EXPENSES:
  Processing and transaction expense              8,171,000     7,019,000
  Other operating costs                           1,333,000     1,340,000
  Research and development expense                  448,000       383,000
  Selling, general and administrative expenses    2,721,000     1,728,000
                                                ------------  ------------

                                                 12,673,000    10,470,000
                                                ------------  ------------


Income from operations                               87,000     1,013,000


Interest income                                      28,000        13,000
Interest expense                                    (28,000)      (56,000)
                                                ------------  ------------

Income before provision for income taxes             87,000       970,000

Provision for income taxes                          (35,000)     (381,000)
                                                ------------  ------------


Net income                                      $    52,000   $   589,000
                                                ============  ============

Basic net earnings per share                    $      0.01   $      0.10
                                                ============  ============

Diluted net earnings per share                  $      0.01   $      0.09
                                                ============  ============

Weighted average shares outstanding
  Basic                                           6,427,305     6,182,767
                                                ============  ============
  Diluted                                         6,882,761     6,678,880
                                                ============  ============


NOTE: Certain reclassifications have been made to the prior year amounts to conform with the current year presentation.

                           ELECTRONIC CLEARING HOUSE, INC.
                        CONSOLIDATED STATEMENTS OF CASH FLOWS
                                     (UNAUDITED)



                                                                 THREE MONTHS
                                                               ENDED DECEMBER 31,
                                                              2004          2003
                                                          ------------  ------------
Cash flows from operating activities:
  Net income                                              $    52,000   $   589,000
  Adjustments to reconcile net income to net
    cash provided by operating activities:
  Depreciation                                                183,000       176,000
  Amortization of software                                    407,000       330,000
  Provisions for losses on accounts and notes receivable       50,000        28,000
  Deferred income taxes                                        34,000       381,000
  Stock option compensation                                     8,000         9,000
Changes in assets and liabilities:
  Restricted cash                                            (236,000)     (152,000)
  Settlement deposits                                       3,200,000    (4,954,000)
  Accounts receivable                                        (167,000)     (131,000)
  Settlement receivable                                      (393,000)     (361,000)
  Accounts payable                                             79,000      (329,000)
  Settlement payable                                       (2,810,000)    5,315,000
  Deferred income                                                 -0-       100,000
  Accrued expenses                                            665,000        69,000
  Prepaid expenses                                           (174,000)      (35,000)
                                                          ------------  ------------

  Net cash provided by operating activities                   898,000     1,035,000
                                                          ------------  ------------

Cash flows from investing activities:
  Other assets                                                  3,000         1,000
  Purchase of equipment                                      (140,000)     (305,000)
  Purchased and capitalized software                         (939,000)     (664,000)
                                                          ------------  ------------

  Net cash used in investing activities                    (1,076,000)     (968,000)
                                                          ------------  ------------

Cash flows from financing activities:
  Proceeds from issuance of notes payable                         -0-       211,000
  Repayment of notes payable                                 (111,000)     (112,000)
  Repayment of capitalized leases                            (136,000)     (129,000)
  Proceeds from private placement of common stock                 -0-     2,761,000
  Proceeds from exercise of stock options                     123,000        47,000
                                                          ------------  ------------

  Net cash (used in) provided by financing activities        (124,000)    2,778,000
                                                          ------------  ------------

Net (decrease) increase in cash                              (302,000)    2,845,000
Cash and cash equivalents at beginning of period            7,576,000     2,908,000
                                                          ------------  ------------

Cash and cash equivalents at end of period                $ 7,274,000   $ 5,753,000
                                                          ============  ============

CONTACT:
Donna Rehman, Corporate Secretary               Crocker Coulson, President
(800) 262-3246, ext. 8533                       CCG Investor Relations
Electronic Clearing House, Inc.                 818-789-0100
Camarillo, CA                                   E-MAIL:crocker.coulson@ccgir.com
URL:http://www.echo-inc.com
---------------------------
E-MAIL:corp@echo-inc.com



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